Exhibit 99.2

CORPORATE PARTICIPANTS

Dale Messick

Luna Innovations, Inc. - CFO

Kent Murphy

Luna Innovations, Inc. - Chairman, President and CEO

CONFERENCE CALL PARTICIPANTS

Michael Lew

ThinkEquity - Analyst

Glen Yef

Stock Dock Partner - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Third Quarter Luna Innovations Incorporated Earnings Conference Call. My name is Rob and I will be your coordinator for today. At this time all participants are in a listen-only mode, but we will be facilitating a question and answer session toward the end of this conference.

(OPERATOR INSTRUCTIONS)

At this time, I’d now like to turn the presentation over to your host for today’s call, Mr. Dale Messick, Chief Financial Officer. You may proceed.

Dale Messick - Luna Innovations, Inc. - CFO

Thank you, Rob. Before we proceed further with our presentation, I would like to remind each of you that statements made by Luna’s executives during this presentation include information that constitutes forward-looking statements made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995, including without limitation, statements about Luna’s plans, objectives and strategies and management’s expectations and beliefs about business results in the future.

Forward-looking statements are subject to many assumptions, risks and uncertainties that may cause future results to differ materially from those anticipated, including the risks and other factors listed in Luna’s filings with the Securities and Exchange Commission. Such filings include Luna’s quarterly reports on Form 10-Q and its annual report on Form 10-K.

All forward-looking statements are based on information available to Luna as of today’s date. Luna undertakes no obligations to update any forward-looking statements as a result of any new information, future events, changed expectations or otherwise.

And now, I’d like to turn the call over to Kent Murphy, Chairman, President and Chief Executive Officer of Luna Innovations.

Kent Murphy - Luna Innovations, Inc. - Chairman, President and CEO

Thank you Dale, and welcome to everyone on the call. We appreciate your continued interest and involvement with Luna. As I hope you have already seen from our earnings release, the third quarter was very successful for us. The strong financial results continued to validate our strategy of investment in the product side of our business and are in line with our long-term business model.

Our revenues increased 46% from the same quarter of last year. Product and license sales increased year-over-year by 146%, driving gross margins from 32% in the third quarter of 2006 to 40% in our most recent quarter. With our more efficient cash usage, which was only $1.4 million during the most recent quarter, and a growing backlog of new research opportunities, we feel we are well positioned for future growth. Dale will go over quarterly financial results in more detail in a few moments.

I would like to discuss some of what’s been happening from an operational perspective in technology development, product and licensing and commercialization. In my comments, I will also review what we believe that our achievements are setting the stage for significant opportunities going forward. After our remarks, we’ll open up the call for your questions.

As most of you are already aware, Luna generates revenue in two ways. The first way is through technology development contracts that we enter into with government agencies and commercial enterprises that share our strong interest in transitioning science to solutions.

On our technology development side of our business, for example, you may recall that our prior presentations that we believe our TRIMETASPHERE carbon nanomaterials hold promise as an MRI contrast agent, and have the potential to overcome some of the limitations of the current technology. We continue to work aggressively on a new approach to enhancing image contrast and allow safety during MRI procedures.

As a quick reminder, since June of last year, the FDA has been reviewing reports about patients who have developed a new disease called Nephrogenic Systemic Fibrosis, or NSF, after receiving a Gadolinium [kelate-based] contrast agent during an MRI procedure. The cause of this rare and dangerous condition is not fully understood, but NSF can cause severe joint problems, skin problems, kidney failure or renal failure.

This past May, federal health officials issued a black box warning, the strongest warning that the FDA requires when a drug carries a significant risk of serious or even life threatening adverse effects, for all Gadolinium kelate-based MRI agents to warn physicians about the risk of NSF in patients with kidney problems since the patients have more trouble ridding their body of today’s existing contrast agents on a timely basis.

Early results from studies we have been conducting using our exclusive TRIMETASPHERE carbon nanomaterials as a contrast agent are very encouraging. We’ve completed extensive in-vitro studies and found our proprietary materials are a robust platform. If our findings are confirmed in further animal and human testing, this development could become an important contribution to medical diagnosis in a couple of ways.

First, our tests continue to indicate the TRIMETASPHERE is a very effective in keeping the Gadolinium safely encapsulated, thereby reducing the risk that the FDA has recently warned about. Also, the TRIMETASPHERE could potentially be a fundamental building block for a portfolio of novel agents designed to reveal diagnostic information specific for different diseases.

For example, a new diagnostic could help patients with coronary artery disease, the most common type of heart disease and the condition that causes most heart attacks and is the leading cause of death in the United States. Technologies that allow medical personnel to better evaluate how much plaque buildup has occurred could improve the management of patients with this condition.

The goal in the near-term is to develop a partnership with a major player in the diagnostic imaging who will help us bring our technologies through to adoption in the clinical environment. We’re looking at partners who are experienced and have a keen understanding of the marketplace and who already have a distribution channel in place ready for the family of products based on our TRIMETASPHERE.

In addition to health solutions, there are other exciting things happening in our Danville nanoWorks facility. A major barrier to creating high-efficiency solar cells is low solar energy conversion efficiencies. To remedy that, our scientists along with collaborators at three prominent universities are making remarkable progress in the area of organic photovoltaics research, or OPVs.

Luna’s focus is develop OPVs with an increased efficiency rates beyond what has currently been achieved using our exclusive TRIMETASPHERE carbon nanomaterial. We have a patent for use of TRIMETASPHEREs in solar cell research for several years. We are continuing to build our patent portfolio with new developments through funded research with recent testing showing excellent results.

We are working vigorously to make our devices exceed the overall efficiency of state-of-the-art OPVs by using the improvements that TRIMETASPHEREs have to offer. Once again, our goal here is to design our proprietary compound to enhance someone else’s solar energy products and not to be manufacturer of solar cell products ourselves.

As you’ve just heard, it’s been an exciting quarter for our groups, working hard on nano-based products. We have realized some significant developments in a number of different areas of application of our nanomaterials, and continue to receive new funding awards to continue progress towards the opportunities that we’ve just described.

In other updates, you may remember earlier in the year, we announced a multi-year program to develop a low-cost common, sensor electronics for ballistic missile defense. The technology Luna is developing for the military will go into vehicles that are designed to intercept incoming ballistic missile warheads outside the earth’s atmosphere and destroy them by means of high-speed collision, a practice commonly referred to as hit-to-kill. This past quarter, we delivered our first sensor interface cards to the prime contractors on the kill vehicle program.

Now, let’s turn to another segment of our business, the sale of commercial products and licensing of our technology, primarily for the healthcare telecommunications energy and defense markets. Starting with healthcare products, in the second quarter, we received the FDA clearance letter for our EDAC QUANTIFIER for use in clinical settings in the United States. In Q3, we received the engineering test lab, or ETL mark certifying the EDAC meets safety standards in the United States and Canada.

You may remember that we said that best means for realizing the value of this product was through a strategic marketing agreement with one of the major players in the medical device market. We recently announced just such an agreement with Terumo Cardiovascular Systems, the world’s leading supplier of products for cardiopulmonary bypass. Luna and Terumo are arranging for clinical trials with key opinion leaders. We seeking clearance on the device beyond the North American market and investigating international partnerships.

We continue to make progress in our relationship of Intuitive Surgical, the world leader in robotic-assisted minimally invasive surgery. We are meeting or exceeding expectations on their development track for incorporating our fiber optic-based shaped sensing and position tracking system for possible integration into Intuitive Surgical’s products, which include the da Vinci Surgical System.

Turning to our instrumentation and test and measurement products. Luna Technology announced the expansion of its fiber optic test platform with the release of the Optical Vector Analyzer, ELp. This new instrument in the OVA family is designed to characterize the polarization properties of fiber optic components for high-speed optical networks. Using the industry standard for measuring polarization mode dispersion, the OVA ELp is a fast, economical tool. It provides industry-leading accuracy and resolution in a single sweep of a tunable laser and offers a dynamic range in excess of 50 dB.

This additional model of our award-winning OVA device gives our customers an economical starting point with an upgrade path to a full vector analyzer, because it allows those who already own a scanning laser the opportunity to use our OVA ELp rather than having to purchase the scanning laser that typically accompanies our device.

Our partnership with JDSU in the development of new products aimed at the field deployable, or handheld platforms for installation and maintenance testing of modern fiber optic networks is moving forward. We had hoped to launch this platform in the beginning of the year, but recent delays from subcontractors have put us on track for later in the first half of 2008.

As we have discussed in prior quarters, our optical technology platform is the basis of our test and measurement gear, as well as the Intuitive Surgical shaped sensing product and has many other potential applications. We have recently engaged in the industry-based feasibility studies using the platform in the areas of intrusion detection and power generation and distribution platforms.

Overall, I’m feeling very positive about the trends in our business segments. Product sales are growing. We are continuing to sign new partnerships with world-class entities and have a very strong pipeline of opportunities for our future.

Now, I’d like to turn the call over to Dale.

Dale Messick - Luna Innovations, Inc. - CFO

Thanks, Kent. For the third quarter of 2007, the Company earned revenues of $8.8 million, reflecting an increase of 46% compared to revenues of $6 million in the third quarter of 2006. Technology development revenues increased to nearly $6 million for the most recent quarter, from $4.9 million in the year ago quarter as we continue to successfully grow this segment of our business through winning new research opportunities and recruiting highly skilled employees.

A single new research program with a large value that we had expected to initiate in the third quarter was actually just signed in October. So we should expect to see continued revenue growth into the fourth quarter in our technology development segment. In our product and license segment revenue increase 146% from $1.2 million in the third quarter of 2006, to $2.9 million in the most recent quarter.

Sales of our fiber optic test and measurement equipment were $1.5 million in the Q3 of 2007, compared to $0.9 million in the same quarter of last year. Third quarter revenues from other product sales, product development and licensing activities grew to $1.3 million in 2007 third quarter, compared to $0.2 million in the same quarter of 2006.

Our overall gross margin increased to 40% in the third quarter of 2007, compared to a 32% gross margin in the same quarter last year. Improvement year-over-year can be mostly attributed to the continued shift in our revenue mix. Our higher margin product and license sales represented nearly 33% of total revenues in the most recent quarter, versus 19% of total revenues in third quarter of last year.

Looking within business segments, the gross margin for our technology development line of business increased to 33% in Q3 of 2007 from 27% in the same quarter of last year. Gross margins in our product and license business segment remained constant at 55%. Our total gross profit of $3.5 million for the third quarter represents an 82% increase over the third quarter of last year.

Operating expenses were $5.5 million for the quarter this year, compared to $4.1 million in the third quarter of 2006. We noted on our call last quarter that operating expenses had remained consistently in the range of $5.2 million to $5.4 million since the fourth quarter of 2006. Our expenses in the third quarter of 2007 are slightly above that range, due to the incremental costs were incurring and expect to continue to incur with respect to our outstanding litigation matters. Accordingly, we do expect our operating expenses to continue to be at this level in the fourth quarter as well.

Our net loss was $1.8 million or $0.18 per share for the quarter, compared to a loss of $1.9 million or $0.20 per share in the third quarter of 2006. Overall, the operating results for the third quarter are consistent with the trends we’ve seen in earlier quarters. For the first nine months of 2007, revenues have increased 53% including 164% increase in product and license revenues.

Our overall gross margin percentage increased to 37% compared to 30% for the first nine months of last year, and our net loss for the first three quarters of this year improved to $6.7 million or $0.66 per share, from $6.8 million or $0.87 per share in the first three quarters of 2006.

We ended the third quarter with a cash balance of $12.5 million, reflecting a net cash usage during the quarter of approximately $1.4 million. Cash used in operations for the quarter were $1.2 million, principally reflecting our net loss of $1.8 million, offset by non-cash charges for depreciation and amortization of $0.4 million, and share base compensation of $0.6 million, recognized in the third quarter, as well as various changes in working capital accounts during the quarter.

This rate of cash used in operations of $1.2 million in the most recent quarter, compares very favorably to cash used in operations of $3.6 million in the third quarter of last year. We used $0.2 million in cash in investing activities, representing our acquisition of fixed assets during the quarter of $0.1 million and capitalized costs associated with our intellectual property of $0.1 million, as well. And cash flows from financing activities were insignificant during the quarter.

Looking forward to the fourth quarter of this year, we currently expect revenues to be approximately $9.3 million. Accordingly, we now expect our full year 2007 revenues to be approximately $33 million, rather than our earlier guidance of $30 million to $32 million for the year. We expect our net loss for the year to be in the range of $8.5 million to $9 million, compared to our earlier guidance of $9 million to $9.5 million.

Moving ahead to 2008, we’ve not yet finalized and approved our budget for next year, at this time, and therefore, I’m not prepared to give bottom line guidance at this point. However, I will tell you based on the work that we’ve done thus far in the business plan for next year, I currently believe the range of $41 million to $42 million in total revenues for the year appears to be a reasonable expectation.

And with that, I’ll turn the call back over to Kent.

Kent Murphy - Luna Innovations, Inc. - Chairman, President and CEO

Thank you, Dale. I’m excited about the progress we are making, and we’re ready to receive any questions you may have. I’ll turn the call back over to Rob.

QUESTION AND ANSWER

Operator

Thank you, sir.

(OPERATOR INSTRUCTIONS)

And your first question comes from the line of Michael Lew of ThinkEquity.

Michael Lew - ThinkEquity - Analyst

Hi, guys, Kent and Dale. Nice progress on the quarter.

Kent Murphy - Luna Innovations, Inc. - Chairman, President and CEO

Thank you, Michael.

Michael Lew - ThinkEquity - Analyst

Yes, the question I have is could you elaborate on the [marketing release through put for] Terumo? I mean, how many leads or potential opportunities has it generated so far? And also, what are the terms and also the contract durations? How long is the agreement in place before it’s up for review?

Dale Messick - Luna Innovations, Inc. - CFO

Well, as you know, we actually didn’t file that agreement, but all I can tell you about it is that it is a marketing agreement. It is for them to provide leads to us as they go out and meet with their customers. They are going to help us to develop the clinical trials that we believe are necessary to move this product forward. And as far as duration goes, it’s not a long-term agreement. It’s more of an annual agreement and gives both sides the opportunity to exit if we don’t believe that the right traction is there.

Michael Lew - ThinkEquity - Analyst

Okay. And then also, with regards to TRIMETASPHERE, which we talked before about keeping the [Gad] in the bag. Could you discuss — I mean how many discussions have you had with potential partners? Like, how long do you expect discussions to progress or proceed before we can expect another step taken forward?

Dale Messick - Luna Innovations, Inc. - CFO

Yes, we’re in discussions with a couple of different potential partners. I think that we should expect that it will take a while for us to actually get to an agreement. These are very large entities that we’re dealing with, and we certainly need to go through the right processes with them internally. This is a big deal for us and we want to make sure that we get signed up with the right entity that’s going to really help us move it forward successfully.

Michael Lew - ThinkEquity - Analyst

Okay. On the partners, are they both domestic and international, that you’re talking with?

Kent Murphy - Luna Innovations, Inc. - Chairman, President and CEO

We’re talking to a half dozens different organizations as possible partners there and they are crossing international.

Michael Lew - ThinkEquity - Analyst

Okay. Thank you.

Dale Messick - Luna Innovations, Inc. - CFO

Thanks, Michael.

Operator

And you’re next question is from the line of [Glen Yef] of [Stock Dock Partners].

Glen Yef - Stock Dock Partner - Analyst

Thank you very much. One of the challenges with understanding your company is that you cross so many different areas, medical and technology. And while I hope I can appreciate the medical applications and their significance, I’m totally ignorant on the high-tech and energy side.

And I was just wondering, given all the interest that we’ve seen in solar cell related companies in the stock market over the past month, if you could kind of give a dummy-downed explanation of exactly what it is that your efforts are geared towards, and if they have any relationship whether someone uses silicone or not as the basis for their solar cell. And, over what period of time might we see some data pertaining to your efforts there? Thank you so much.

Kent Murphy - Luna Innovations, Inc. - Chairman, President and CEO

The silicone world certainly dominates this solar cell world today. Organic solar cells are up and coming. They have a very small percentage of the total market share today in solar cells. Their efficiencies are reported around 5% efficient. To really be commercially viable, they really are shooting to get efficiencies up above 10%, and then that opens up some very, very large markets.

We currently are using our TRIMETASPHEREs to help improve those efficiencies. We believe that data will be forthcoming in the next two quarters, maybe sooner, that will show significant improvements in the efficiencies of organic solar cells. And we don’t intend to go into the organic solar cell business. We would sell the material that enhances their performance for someone else.

Glen Yef - Stock Dock Partner - Analyst

Great. Thank you very much.

Kent Murphy - Luna Innovations, Inc. - Chairman, President and CEO

You’re welcome.

Operator

(OPERATOR INSTRUCTIONS)

And we have a follow-up from the line of Michael Lew.

Michael Lew - ThinkEquity - Analyst

Yes, also on the military front, you talk about delivering the first sensor interface cards. What’s the status or feedback, and when do you expect to deliver more products to the military?

Kent Murphy - Luna Innovations, Inc. - Chairman, President and CEO

We’ve got tremendously positive feedback on our delivering and demonstration from the military customer, as well as the defense contractors that we’re working with in that space. We’re waiting for the next phase, which is hopefully a significant order for those parts.

Michael Lew - ThinkEquity - Analyst

And the next stage, you think would be near-term, within six months, maybe, or — ?

Kent Murphy - Luna Innovations, Inc. - Chairman, President and CEO

We believe it will.

Michael Lew - ThinkEquity - Analyst

Okay. Thanks. Thank you.

Operator

And once again, ladies and gentlemen — we have no questions in queue. So, I’d like to turn the call back over to management for closing remarks.

Kent Murphy - Luna Innovations, Inc. - Chairman, President and CEO

Thank you again for your interest in Luna and your participation on the call today. We look forward to speaking with you again on our fourth quarter earnings call.

Operator

Ladies and gentlemen, thank you for your participation in today’s event. This concludes the presentation. You may now safely disconnect at any time, and have a great day.

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